BOVIE MEDICAL CORPORATION ANNOUNCES
LEONARD KEEN AS GENERAL COUNSEL

Melville, New York, March 8, 2010 - Bovie Medical Corporation (the “Company”) (NYSE-AMEX Symbol: BVX), a manufacturer and marketer of electrosurgical products, today announced that it has employed Mr. Leonard Keen, Esq. as Vice President and General Counsel, effective March 2, 2010.  Mr. Keen is responsible for managing the Company’s legal and strategic affairs, and working as a member of the executive management team to strengthen operations for growth and competitiveness.

“We are pleased that Mr. Keen has joined Bovie at this time.  He is multi-skilled and will be involved in areas of the Company’s business development requiring his legal and technical advice,” stated Andrew Makrides, President and Chief Executive Officer of Bovie Medical.

Prior to joining the Company, Mr. Keen has worked as an attorney, business executive, entrepreneur and technologist.  He served as a partner with Kaplan, Ward & Patel, an associate with Allen Dyer Doppelt Milbrath & Gilchrist and a solo practitioner where he specialized in intellectual property and business law.  He also served as Vice President of Legal and Strategic Affairs at Kinetics, Inc. (a NCR Subsidiary) and as Chief Information Officer at Payroll Transfers, Inc.

Mr. Keen received a Bachelor of Science degree in Chemistry/Mathematics from the University of Miami and a Juris Doctor, with honors, from the University of Florida Levin College of Law.  In addition to being a U.S. registered patent attorney and member of the Florida Bar, Mr. Keen has extensive experience in the technical, business and executive management fields.

An employment agreement with Mr. Keen was entered into on March 2, 2010, and as part thereof, he was awarded a restricted non-qualified stock option for an aggregate of 100,000 shares of common stock, exercisable at the closing price on that date.  The option has a ten year term and vests over seven years, or at the rate of 14.29 percent per annum.  This press release is issued in accordance with the exemption afforded under Section 711(a) of the NYSE AMEX Company Guide which exempts certain stock option grants made as an inducement to employment from the stockholder approval requirement.

For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie’s website www.boviemedical.com.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company’s filings with the Securities and Exchange Commission.  For forward-looking statements in this new release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact:
Buttonwood Advisory Group, Inc.
John Aneralla
1-800-940-9087